Exhibit 99.1
PRESS RELEASE
Evergreen Solar Extends Exchange Offers and Consent Solicitation to February 11, 2011
Marlboro, Massachusetts, February 10, 2011 — Evergreen Solar, Inc. (NasdaqCM: ESLR), a manufacturer of String Ribbon® solar power products with its proprietary, low-cost silicon wafer technology, announced today that it has extended the expiration date for its offers to exchange (i) an aggregate principal amount of up to $100,000,000 of new 4.0% Convertible Subordinated Additional Cash Notes due 2020, or the new 4% notes, for an aggregate principal amount of up to $200,000,000 of its 4.0% Senior Convertible Notes due 2013, or the existing 4% notes, and (ii) an aggregate principal amount of up to $165,000,000 of new 7.5% Convertible Senior Secured Notes due 2017, or the new 7.5% notes, for an aggregate principal amount of up to $165,000,000 of its 13.0% Convertible Senior Secured Notes due 2015, or the existing 13% notes, and the related consent solicitation.
The new expiration date for the offer and consent solicitation is 5:00 p.m., New York City time, on Friday, February 11, 2011.
Based on a preliminary count provided to the Company by the exchange agent, as of 11:59 p.m., New York City time, on February 9, 2011, holders of approximately $64 million aggregate principal amount of the existing 4% notes (or approximately 26% of the existing 4% notes outstanding) had tendered for exchange, and holders of approximately $79 million aggregate principal amount of the existing 13% notes (or approximately 48% of the existing 13% notes outstanding) had tendered for exchange and had delivered consents to the proposed amendments to the indenture governing the existing 13% notes.
As previously announced, at a meeting of the Company’s stockholders held yesterday, February 9, the Company’s stockholders approved the specific terms of the proposed exchange offers as required by Nasdaq Marketplace Rule 5635. As such, the Company will either close the current exchange offers on Friday, February 11 at 5:00pm, New York time, or terminate the offers if their respective conditions are not met.
Lazard Capital Markets LLC is serving as the dealer manager for the exchange offers and consent solicitation. The information agent for the exchange offers and consent solicitation is The Proxy Advisory Group, LLC and the exchange agent for the exchange offers and consent solicitation is U.S. Bank National Association.
Where You Can Find Additional Information
Details regarding the terms and conditions of the exchange offers and consent solicitation, including descriptions of the new notes and the material differences between the new notes and the existing notes, can be found in the post-effective amendment to the Company’s registration statement that has been filed with the Securities and Exchange Commission (SEC) and in a tender offer statement on Schedule TO, as amended, that has been filed with the SEC. Any investor holding the Company’s existing 4% notes or existing 13% notes should carefully read the registration statement, the tender offer statement and other documents the Company has filed or will file with the SEC, including the related letter of transmittal and consent, for more complete information about the Company, the exchange offers and the consent solicitation.
The registration statement, the tender offer statement on Schedule TO, as amended, and other related documents can be obtained for free from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR), which may be accessed at www.sec.gov. Documents are also available for free upon written or oral request made to the office of the Corporate Secretary, Evergreen Solar, Inc., 138 Bartlett Street,

Marlboro, Massachusetts 01752 (Telephone (508) 357-2221) and from the Company’s website at www.evergreensolar.com, or the information agent, The Proxy Advisory Group, LLC, at (212) 616-2180.
Neither the Company, its officers, its board of directors, the dealer manager, the exchange agent nor the information agent is making any recommendation as to whether holders should tender their existing notes for exchange pursuant to the exchange offers or deliver a consent pursuant to the consent solicitation.
Non-Solicitation
This press release does not constitute an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. The exchange offers will not be made to, and the Company will not accept tenders for exchange from, holders of its existing 4% notes and existing 13% notes in any jurisdiction in which the exchange offers or the acceptance of such offers would not be in compliance with the securities or blue sky laws of that jurisdiction.
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About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar and String Ribbon are registered trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release includes statements regarding expectations, beliefs, strategies, goals, outlook and other non-historical matters. Forward-looking statements include but are not limited to statements about the form and timing of the exchange offers and the consent solicitation. These forward-looking statements are neither promises nor guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include the risk that the Company does not complete the exchange offers, as a result of a change in capital and debt market conditions, changes in the price of the Company’s common stock or an unwillingness of the holders of existing notes to exchange their existing notes for new notes having the terms proposed. Further discussions of these and other potential risk factors may be found in the Company’s public filings with the SEC (www.sec.gov), including its Form 10-K for the fiscal year ended December 31, 2009. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, except as may be required by law.
CONTACT:
Evergreen Solar, Inc.
Michael W. McCarthy
Director — Investor Relations & Government Affairs
mmccarthy@evergreensolar.com
Phone: 508-251-3261